PLAN OF LIQUIDATION AND TERMINATION
	THIS PLAN OF LIQUIDATION AND
TERMINATION ("Plan") is made by Currency
Income Advantage Portfolio ("Trust"), a
Massachusetts business trust that is registered with the Securities and Exchange Commission as an investment company under the Investment Company
Act of 1940, as amended ("1940 Act").

R E C I T A L S
A. The Trust's board of trustees ("Board," and the members thereof, "Trustees"), including its
Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of the Trust, has unanimously determined to terminate and liquidate the Trust.

B.  Pursuant to Section 10.2 of the Trust's
Amended and Restated Declaration of Trust, dated
February 10, 2016, as amended ("Declaration of
Trust"), the Board may terminate the Trust.
C.  Based on the foregoing, the Board has
unanimously adopted this Plan.
P R O V I S I O N S
ARTICLE 1.  Liquidation and Termination;
Trustees' Powers
       (a)	The termination of the Trust shall be
deemed effective, and its liquidation shall
commence, on April 21, 2017, or such other date
as may be determined by an officer of the Trust, in
his or her discretion (the "Effective Date").
       (b)	The proper officers of the Trust shall
take all necessary and appropriate actions under
the laws of the Commonwealth of Massachusetts,
the Declaration of Trust and any other applicable
law to effect the termination and liquidation of the
Trust and to wind up its business.
       (c)	On or after the Effective Date, all
powers of the Trustees under the Declaration of
Trust and the Trust's By-laws, and all delegations of
such powers or the performance thereof to officers
and agents of the Trust, shall continue with respect
to the Trust, including the powers to: (1) fulfill or
discharge the contracts of the Trust, (2) collect the
assets of the Trust, (3) sell, convey, assign,
exchange or otherwise dispose of all or any part of
the Trust's property to one or more persons at
public or private sale for consideration which may
consist in whole or in part of cash, securities, or
other property of any kind, (4) discharge or pay the
liabilities of the Trust, and (5) do all other acts
appropriate to liquidate the business of the Trust.
ARTICLE 2.  Filings with Governmental
Authorities
       The proper officers of the Trust shall take all
necessary and appropriate actions to prepare and
file or cause to be prepared and filed with
governmental and regulatory authorities, including
the Securities and Exchange Commission, the
Internal Revenue Service ("IRS") and the
Commonwealth of Massachusetts, all such
agreements, documents, notices and undertakings,
including necessary tax clearance certificates, as
may be required to effect the liquidation and
termination of the Trust.
ARTICLE 3.  Liquidation Procedures
       (a)	For purposes of the liquidation of the
Trust, the Trust shall apply its assets to the
payment of all its existing debts and obligations,
including necessary expenses of its liquidation and
termination.
       (b)	As soon as reasonably practicable
after: (1) paying or adequately providing for the
payment of the Trust's liabilities and (2) upon
receipt of such releases, indemnities and refunding
agreements as deemed necessary for the Trust's
protection, such officers shall cause the Trust's
remaining assets to be distributed in one or more (if
necessary) distributions of cash or in kind or partly
each, among the holders of record as of the Trust's
record date (each, a "Holder") in redemption and
cancellation of their shares.  On such record date,
each Holder's interest in the Trust shall be fixed
and the Trust's books shall be closed.  The amount
of the liquidating distribution to each Holder shall be
in proportion to the number of shares held by such
Holder on such date.
       (c)	In the event any Holder(s) to whom
distributions pursuant to paragraph (b) are payable cannot be located, the proper officers of the Trust may create, in the name and on behalf of the Trust, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining Trust assets in such trust for the benefit of such Holder(s). The expenses of such trust shall be charged against the assets thereof.
ARTICLE 4.  Receipt of Cash or Other
Distributions After the Liquidation Date

       Following the Effective Date, if the Trust receives any form of cash or is entitled to any other distributions that it had not recorded on its books on or before the Effective Date, except as otherwise described below, such cash or other distribution
(net of all expenses associated with effecting the disposition of such cash or distribution) will be disbursed in the following manner, provided that the officers of the Trust determine it is cost effective to do so:

(a)	The Trust will determine the Holders
of record of the Trust as of the
Effective Date of the Plan.

(b)	The Trust will then identify the
Holders of record as of the Effective
Date who would be entitled to a pro
rata share of the cash or distribution
received by the Trust.

(c)	The Trust will then be responsible
for disbursing to each such Holder of
record, identified in accordance with
paragraph 4(b) above, their pro rata
portion of the cash.

       In such event the officers determine that distribution of any such amounts is impracticable due to the cost of doing so, the officers shall present a proposal for the disposition of such amounts to the Board for consideration.
ARTICLE 5.  Amendment of this Plan
       Except as otherwise provided in this Article
4, this Plan may be amended by the proper officers of the Trust as they, with the advice of counsel, may deem necessary or appropriate to effect the termination and liquidation of the Trust. The terms of this Plan with respect to liquidating distributions may be amended only by the Board.
ARTICLE 6.  Expenses
       Except as provided in Article 3, paragraph
(c), the Trust shall bear all the expenses incurred in connection with carrying out this Plan, including the cost of liquidating the Trust's assets and terminating its existence.
       In WITNESS WHEREOF, the undersigned,
duly authorized officer of the Trust has executed this Plan on the 21st day of April, 2017.

        /s/ Maureen A. Gemma
       Name:  Maureen A. Gemma
       Title:  Vice President

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084_0017.doc